PROXY STATEMENT PURSUANT TO SECTION 14(a)
                        OF THE SECURITIES EXCHANGE ACT OF 1934


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       Section 240.14a-12


                      SOVEREIGN BANCORP, INC.
                   (Name of Registrant as Specified in its Charter)


_________________________________________________________________
                      (Name of Person(s) Filing Proxy Statement)


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
                                SOVEREIGN BANCORP, INC.


March __, 1999


Dear Shareholder:

       Sovereign Bancorp will hold its 1999 Annual Meeting of Shareholders on Thursday, April 22, 1999, at 4:00 p.m. at the Scottish Rite Cathedral, 310 South 7th Avenue, West Reading, Pennsylvania. For your convenience, directions to the Scottish Rite Cathedral are included on the bottom portion of the proxy card included with this mailing and also on the back cover of the Proxy Statement.

       Sovereign's Board of Directors believes that it is important for Sovereign's shareholders to participate personally in the process by which Sovereign's directors are elected. The election of diligent, active, involved, and responsible directors is the cornerstone of corporate governance at Sovereign. Sovereign's Board actively chooses, directs and compensates Sovereign's senior management, establishes programs to oversee Sovereign's compliance with laws and reviews corporate plans, policies and commitments with a view to representing all of Sovereign's stakeholders, including its shareholders, customers, team members, and the communities Sovereign serves.

       THE NOTICE AND PROXY STATEMENT, WHICH ARE SET FORTH IN THE FOLLOWING PAGES, DESCRIBE THE BUSINESS TO BE CONDUCTED AT THE MEETING. PROPOSALS 1, 2 AND 3 TO BE ACTED ON AT THE MEETING HAVE BEEN UNANIMOUSLY APPROVED AND RECOMMENDED BY SOVEREIGN'S BOARD OF DIRECTORS. PLEASE CAREFULLY READ THE DESCRIPTION OF THE PROPOSALS AND VOTE FOR THEIR ADOPTION.

       If you cannot attend the Meeting, your shares should still be represented at the Meeting. We urge you to sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. Please indicate and return the enclosed proxy card and the enclosed RSVP card if you intend to be present at the meeting.

       We urge you to participate in the Meeting in person or by proxy. Thank you very much for your continued interest in Sovereign.

                                        Sincerely,



                                        Richard E. Mohn
                                        Chairman of the Board



                                        Jay S. Sidhu
                                        President
                                        and Chief Executive Officer

                                   [SOVEREIGN LOGO]
                                 _____________________

                                        NOTICE
                                          OF
                            ANNUAL MEETING OF SHAREHOLDERS
                               to be held April 22, 1999
                                 _____________________


       NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders (the "Meeting") of Sovereign Bancorp, Inc.
("Sovereign") will be held on Thursday, April 22, 1999, at 4:00 p.m. (Eastern Time) at the Scottish Rite Cathedral, 310
South 7th Avenue, West Reading, Pennsylvania, for the following purposes:

             (1)    To elect three (3) Class III directors of
       Sovereign to serve for a term of three years and until their successors shall have been elected and qualified;

             (2)    To consider and act upon a proposal to amend
       Sovereign's Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 500,000,000 shares;

             (3) To ratify the appointment by Sovereign's Board of Directors of Ernst & Young LLP as Sovereign's independent auditors for the fiscal year ending December 31, 1999; and

             (4) To transact such other business as may properly be presented at the Meeting.

       Shareholders of record at the close of business on March 1, 1999, are entitled to notice of, and to vote at the Meeting.

       WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,
PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE
PROVIDED.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        LAWRENCE M. THOMPSON, JR.
                                        Secretary
Wyomissing, Pennsylvania
March __, 1999

                                SOVEREIGN BANCORP, INC
                               1130 Berkshire Boulevard
                            Wyomissing, Pennsylvania 19610
                                    (610) 320-8400
                            _______________________________

                                    PROXY STATEMENT
                            ANNUAL MEETING OF SHAREHOLDERS
                                    April 22, 1999
                            _______________________________

                                  GENERAL INFORMATION

       Solicitation of Proxies. The Board of Directors of Sovereign Bancorp, Inc. ("Sovereign"), parent company of Sovereign Bank, is providing this Proxy Statement to solicit proxies for use at Sovereign's annual meeting of shareholders to be held April 22, 1999, or any adjournment thereof (the "Meeting"). Sovereign is first mailing this Proxy Statement and the accompanying proxy on or about March __, 1999. Sovereign will pay the expense of soliciting proxies. Sovereign expects to solicit proxies primarily by mail. Sovereign's directors, officers and team members may also solicit proxies personally, by telephone and by telegraph. In addition, Sovereign has retained Georgeson & Company Inc. to assist with the solicitation of proxies at an estimated cost of $7,500.00, plus reasonable out-of-pocket expenses.

       Voting and Revocation of Proxies. The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy bearing a later date to the Secretary of Sovereign, or by attending the Meeting and electing to vote in person. Shareholders of record at the close of business on March 1, 1999 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 159,727,155 shares of Sovereign common stock outstanding, each of which will be entitled to one vote at the Meeting.

       If the enclosed proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election, as directors, of the Board of Directors' nominees; "FOR" the proposal to amend Sovereign's Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 500,000,000 shares; and "FOR" the ratification of Ernst & Young LLP as Sovereign's independent auditors for 1999. Signed proxies will be voted "FOR" or "AGAINST" any other matter that properly
<PAGE 1> comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders.

       Quorum. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum at the Meeting. Abstentions with respect to one or more proposals voted upon at the Meeting will be included for purposes of determining the presence of a quorum at the Meeting.

                    INFORMATION CONCERNING THE BOARD OF DIRECTORS,
                           SOVEREIGN'S GOVERNANCE PROCEDURES
                       AND COMMITTEES OF THE BOARD OF DIRECTORS

       Sovereign's Articles of Incorporation provide that the number of Sovereign directors shall consist of not less than six nor more than twenty members, as fixed by the Board of Directors from time to time. The Articles also divide the Board into three classes, which under applicable law, must be, in terms of the number of directors in each class, as nearly equal as possible. The Board presently consists of seven members.

       Consistent with its perception of good principles of corporate governance, Sovereign historically has required that the preponderance of its Board consist of outside, non-employee directors, and has delegated important policy making and oversight functions to committees which also consist predominantly of outside directors. A description of the committees which possess significant corporate governance responsibilities is set forth below.

- Sovereign's Audit Committee consists of five directors, all of whom are outside directors. Sovereign's Audit Committee serves as the principal liaison among the Board of Directors, Sovereign's independent certified public accountants and Sovereign's internal audit function. It is responsible for, among other things, reporting to Sovereign's Board on the results of the annual audit. The Committee reviews and evaluates the scope of the audit, accounting policies and reporting practices, internal auditing, internal controls, security procedures and other matters considered appropriate. The Committee also reviews the performance of Sovereign's independent certified public accountants in connection with their audit of Sovereign's financial statements. Importantly, from a corporate governance perspective, the Audit Committee also regularly evaluates the independent certified public accountants' independence from Sovereign and Sovereign's management. Depending on the nature of matters under review, the outside auditors, and such officers and other team members, as necessary, attend all or part of the meetings of the Committee. Sovereign's Audit Committee met two times during 1998.
  <PAGE 2>
- Sovereign's Nominating Committee consists of six directors, all of whom are outside directors. Sovereign's Bylaws provide for both shareholder and Board nomination of director candidates. The Committee has the important task of taking the first step toward assuring good corporate governance by identifying, reviewing and recommending, to the full Board, potential nominees for submission to Sovereign's shareholders for election as directors of Sovereign or for election to fill vacancies on the Board. The Committee strives to identify, review and recommend only those nominees who appear to possess (i) the highest personal and professional ethics, integrity and values;
       (ii) sufficient education and breadth of experience to understand, evaluate and suggest solutions to the many problems facing financial institutions in an increasingly competitive environment; (iii) a reasoned and balanced commitment to Sovereign's social responsibilities; (iv) an interest in and the availability of time to be involved in Sovereign's affairs over a sustained period; (v) the reputation and stature required to represent Sovereign in the communities Sovereign serves, as well as before Sovereign's shareholders and other stakeholders; (vi) a willingness to objectively appraise management performance in the interest of Sovereign and its stakeholders; (vii) an open mind on all policy issues affecting the overall interests of Sovereign and its stakeholders; and
       (viii) involvement only in other activities or interests which do not create a conflict, or the appearance of a conflict, with the director's responsibilities to Sovereign and its stakeholders. The Committee's review of candidates is performed without regard to gender, race or religious affiliation. One of the objectives of this review is to have a Board which consists of members with a mix of diverse backgrounds, skills, experiences and personalities which will foster, not only good decision making, but also the chemistry to create an environment encouraging active, constructive, and informed participation among Board members. The Committee met one time during 1998.

- Sovereign's Ethics and Corporate Governance Committee, which Sovereign believes to be one of the few such Board committees in the United States, consists of seven directors, all but one of whom are outside directors. The Chairman of the Committee also serves as Chairman of Sovereign Bank's Code of Conduct Committee. The Committee monitors, oversees and reviews compliance, by Sovereign's directors, officers and team members with Sovereign's Code of Conduct. Sovereign's Code of Conduct regulates potential conflicts of interest and transactions between Sovereign and its affiliates, the possible misuse or abuse of confidential information by Sovereign affiliates, and trading in Sovereign stock by Sovereign affiliates. The Committee function, therefore, is to assure, to the extent practicable, that Sovereign's directors, management, other
       <PAGE 3> affiliates and team members act in accordance with the highest standards of professional and ethical conduct. When exercising its authority, the Committee is required to consider Sovereign's mission, vision and values, including the impact of its actions on Sovereign's stakeholders, including Sovereign's shareholders, customers and team members, and the communities Sovereign serves. The Committee also is required to periodically review Sovereign's Code of Conduct and to make recommendations to the Board with respect to modification. During 1996 Sovereign expanded the scope of the responsibility of this Committee to specifically include corporate governance matters. The Committee met one time during 1998.

- Sovereign's Compensation Committee consists of six directors, all of whom are outside directors. This Committee is responsible for the important task of studying and making recommendations to the Board on compensating and providing incentive to executive management, principally Sovereign's Chief Executive Officer. Among other responsibilities, the Committee makes appraisals of the performance of the Chief Executive Officer. In addition, the Committee reviews Sovereign's executive compensation structure in an effort to insure that executive compensation
       (i) is competitive and (ii) is closely linked to Sovereign's financial performance. The committee also attempts to assure, through programs which are substantially weighted in favor of the use of Sovereign stock as a compensation medium, that the interests of executive management are aligned, to the extent practicable, with the interests of Sovereign's shareholders. This Committee met four times during 1998.

- Sovereign's Community Reinvestment Act and Public Responsibility Committee consists of seven directors, six of whom are outside directors. The Committee reviews Sovereign's programs, which strive to meet Sovereign's social responsibilities to the communities which it serves by, among other things, providing credit to all segments of such communities, including low to moderate income individuals. The Committee reviews Sovereign's pursuit of opportunities which contribute to the growth and vitality of these communities while conforming to safe and sound lending practices and to the many laws and regulations which are applicable to financial institutions. The Committee reviews and recommends to the Board Sovereign's annual Community Reinvestment Act Plan, including a review of Sovereign Bank's credit programs and results, in an effort to assure that they are socially useful, economically sound and nondiscriminatory. The Committee met one time during 1998.

       Sovereign also maintains a number of other important committees, including Sovereign's Merger and Acquisition Committee, Sovereign's Pension Committee, Sovereign's Risk
<PAGE 4> Management Committee, and Sovereign's Executive
Committee. Sovereign's Merger and Acquisition Committee, which met two times during 1998, consists of four directors, three of whom are outside directors. The Committee reviews and recommends to Sovereign's Board of Directors candidates for acquisition by Sovereign. Sovereign's Pension Committee, which met two times during 1998, consists of seven directors, six of whom are outside directors. This Committee administers Sovereign's Pension Plan, Employee Stock Ownership Plan, Stock Purchase Plan,
401(k) Retirement Savings Plan and Sovereign's Long Term Deferred Compensation Plans and Programs. This Committee also approves Sovereign's investment policy and guidelines, reviews investment performance, and appoints and retains trustees and investment managers for Sovereign's retirement plans. Sovereign's Risk Management Committee assesses the major risks which impact on Sovereign's earnings, asset quality, operations, as well as interest rate risk. The Committee consists of seven directors, six of whom are outside directors. The Risk Management Committee met two times during 1998. The Board of Directors also has an Executive Committee, which has the ability to exercise all of the powers of the Board in the management and direction of the business and affairs of Sovereign between Board meetings, except those, which by statute, are reserved to the Board of Directors. This Committee, which did not meet in 1998, consists of five directors, four of whom are outside directors.

       Also consistent with its perception of good corporate governance, Sovereign's Board, working with management, has established a series of practices and procedures to assure a flow of information about Sovereign's business to its directors in an effort to maximize continued active interest, involvement and participation by Board members, as well as diligent and effective Board decision making.

       New Sovereign directors receive manuals which include information on Sovereign's vision, mission, values and style, as well as copies of Sovereign's by-laws, policies, procedures and guidelines. They are also provided with an opportunity to meet with Sovereign's management and visit Sovereign's facilities.

       Pre-meeting materials are routinely distributed to Board members in advance of meetings. These materials include in-depth reports on each of Sovereign's critical success factors, including reports on asset quality, cost containment, interest rate and other risks. These materials also include reports for Sovereign's major business units, consisting not only of financial data, but also production, sales and marketing data and information on market and industry trends, as well. These materials also include background and write-ups on items coming before the Board. In an effort to be informed, directors also periodically visit sites of new branches and acquisitions, as well as other Sovereign locations germane to the decision making process.
  <PAGE 5>
       Senior and executive officers routinely attend at least a portion of every Board meeting and they, and other members of management, frequently brief and seek advice from the Board, not only on items coming before the Board, but also on new products, marketing strategies and human resource initiatives. The Board periodically invites professionals and representatives of securities firms to make presentations to the Board in order to make the Board more aware, among other things, of investor perceptions of Sovereign. The Board also periodically meets with Sovereign's regulators in order for these regulators to make the Board more aware of the changing regulatory environment, and industry trends, as well as to discuss their assessment of Sovereign. Board members take these and other opportunities to actively discuss Sovereign specific and industry specific information and trends with these officers and other visitors.

       Sovereign's Board meets once or twice each year, over a two-day period, with Sovereign's executive management team to review Sovereign's business plans, discuss corporate strategy and evaluate Sovereign's strengths, weaknesses, opportunities and threats, as well as to review Sovereign's progress against Sovereign's vision, mission, values and critical success factors.

       Sovereign's Board also extensively studies Sovereign's strategic alternatives including sale, continuing its current strategy, or engaging in a merger of equals at least once a year. Sovereign has pursued this policy for the past several years and expects to continue it in the future, particularly in light of rapidly changing competitive conditions. Investment banking firms are usually asked to provide material for and/or to make presentations to or otherwise assist the Board at these sessions.

       In addition, Sovereign's Board has identified the following areas of Board and Board Committee involvement and responsibility as its principal areas of focus in its effort to achieve good corporate governance and to represent Sovereign's stakeholders effectively:

             - Ongoing active and participatory review of Sovereign's strategic plan and its long range goals and of Sovereign's performance against such plan and goals, and the evaluation of the desirability, as appropriate, of modifications to such plans and goals;

             - Monitoring of Sovereign's activities which may pose significant risks to Sovereign and of Sovereign's programs to respond to and contain such risks;

             - Ongoing review and monitoring of Sovereign's progress in achieving its critical success factors, including assessment of the development of Sovereign's key team members; <PAGE 6>

             - Periodic, independent and objective review of the performance and development of the Chief Executive Officer and other members of executive management and their compensation relative to such performance;

             - Ongoing review of Sovereign's adherence to its corporate "Mission," "Vision" and "Values," which include Sovereign's articulation of its responsibilities to its stakeholders, including its shareholders, customers, team members, and the communities Sovereign serves;

             - Periodic study, using outside resources, of Sovereign's strategic alternatives, including sale, continuing its current strategy, or engaging in a merger of equals;

             -      Ongoing review of, and compliance with,
                    Sovereign's policies and procedures, particularly its Code of Conduct, and other policies designed to assure compliance by Sovereign with law and regulation;

             - Review of the selection process for nominees for election to Sovereign's Board and the overall quality, interest, diligence, participation and contribution of its members; and

             - The availability, dissemination and explanation of the information which the Board and management believe is needed for the Board to perform its duties diligently and effectively in the interest of Sovereign's stakeholders.

       The Board met 13 times during 1998. Each director attended at least 75% of the total number of meetings of the Board and its Committees on which the director served during 1998.

       In addition to consisting principally of outside directors, Sovereign's Board occasionally excludes management directors from meetings. It also otherwise acts in an independent manner and considers itself to be interested, diligent, actively involved in Sovereign's affairs and otherwise dedicated to principles of good corporate governance.

       In what it perceives as an important action from the prospective of Sovereign's shareholders, Sovereign's Board, in January 1998, adopted a policy which requires directors, and certain key officers to own, by certain dates, a specified dollar value of Sovereign stock geared generally to their degree of responsibility or salary levels. Under this policy, Sovereign directors, Sovereign Bank directors, Sovereign's CEO and Sovereign executive management are required to beneficially own
<PAGE 7> shares of common stock having a value of $100,000,
$50,000, six times base salary, and three times base salary, respectively, at all times during their tenure with Sovereign. The ownership requirement for Sovereign directors, Sovereign Bank directors and Sovereign's CEO must be achieved by December 31, 1999. The completion date for Sovereign executive management is December 31, 2002. Senior management and members of Sovereign's Strategy and Policy Committee are required to beneficially own shares of Sovereign common stock having a value of two times base salary by December 31, 2003. Shares of Sovereign common stock subject to unexercised stock options and shares allocated to the account of a Sovereign employee under Sovereign's Employee Stock Ownership Plan are not considered beneficially owned for purposes of the Policy. Sovereign's Board took this action, with the concurrence of its Ethics and Corporate Governance Committee, in an effort to assure that the interests of directors, officers and certain key employees are more completely aligned with those of Sovereign's shareholders.

                                 ELECTION OF DIRECTORS

       Sovereign's Board of Directors consists of seven members and is divided into three classes: Class II directors, whose term expires in 2001; Class I directors, whose term expires in 2000;
and Class III directors, whose present term expires in 1999 at the Meeting and, if and when elected at the Meeting, whose term will expire in 2002.

       The Board of Directors has unanimously nominated Richard E. Mohn, Jay S. Sidhu and G. Arthur Weaver for election as Class III directors of Sovereign. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors.
Sovereign's management, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

       The three nominees who receive the highest number of votes cast at the Meeting will be elected Class III directors. Shares represented by properly executed proxies in the accompanying form will be voted for the Class III nominees named below unless otherwise specified in the proxy by the shareholder. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. Shareholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of nominees named.

       The following table sets forth certain information concerning (i) the nominees for election as Class III directors
<PAGE 8> of Sovereign, (ii) the continuing Class I and Class II directors of Sovereign, (iii) each named present or former executive officer of Sovereign identified in the summary compensation table on page ___, and (iv) all Sovereign directors and executive officers as a group, including their beneficial ownership of shares of common stock of Sovereign as of the Record Date. Unless otherwise indicated, each such Sovereign director and each such named executive officer holds sole voting and investment power over the shares listed as beneficially owned and the shares listed constitute less than 1% of the outstanding shares. Unless otherwise indicated in a footnote, shares indicated as being subject to options are shares issuable pursuant to options outstanding and vested under Sovereign's stock option plans. Time in service for certain directors includes time served as a director of Sovereign's and Sovereign Bank's predecessor institutions. PAGE 9

                                                      Amount and
                                                          Nature of       Percent
                                          Director       Beneficial      of Common
 .Name                               Age    Since        Ownership(1)       Stock

NOMINEES AS CLASS III DIRECTORS
  TO SERVE UNTIL 2002
Richard E. Mohn .................   67      1981       481,371(2)            --
Jay S. Sidhu ....................   47      1987     2,572,624(3)           1.6%
G. Arthur Weaver ................   65      1971       181,357(4)            --

CONTINUING AS CLASS II DIRECTORS
TO SERVE UNTIL 2001
Rhoda S. Oberholtzer ............   68      1979        33,808(5)            --
Daniel K. Rothermel .............   60      1976       119,249(6)            --

CONTINUING CLASS I DIRECTORS
  TO SERVE UNTIL 2000
Patrick J. Petrone ..............   69      1987       277,097(7)            --
Cameron C. Troilo, Sr. ..........   60      1974       587,057(8)            --

EXECUTIVE OFFICERS

Dennis S. Marlo(9) ..............   56       N/A     1,075,181(10)           --
Lawrence M. Thompson, Jr. .......   46       N/A       382,330(11)           --

All Sovereign Directors and
executive officers as a group
(9 persons) .....................  N/A      N/A      5,710,074(12)(13)      3.5%
_______________

(1) The table reflects data supplied by each director and executive officer. The table also reflects shares of Sovereign common stock owned by the trustee of the Sovereign Employee Stock Ownership Plan (the "Sovereign ESOP") which have been allocated to the accounts of the executive officers identified in the table, and as a group.

(2) Mr. Mohn holds shared voting and investment power over 166,340 outstanding shares. Shares and percent include
       79,324 shares subject to vested options.

(3) Mr. Sidhu holds shared voting and investment power over 688,237 outstanding shares. Shares and percent include 873,873 shares subject to vested options, and 27,928 shares held by Sovereign's 401(k) Retirement Savings Plan that are allocated to Mr. Sidhu's account. Shares and percent include 19,750 shares purchased and held by the Sovereign ESOP which are allocated to Mr. Sidhu's account and over which he exercises voting power.

(4) Mr. Weaver holds shared voting and investment power over 42,545 shares. Shares and percent include 66,751 shares subject to vested options.
  <PAGE 10>
(5) Shares and percent include 24,000 shares subject to vested options.

(6) Mr. Rothermel holds shared voting and investment power over 7,856 outstanding shares. Shares and percent include
       3,341 shares held by Mr. Rothermel's spouse with respect to which Mr. Rothermel disclaims beneficial ownership. Shares and percent include 58,151 shares subject to vested options.

(7) Shares and percent include 24,000 shares subject to vested options.

(8) Mr. Troilo holds shared voting and investment power over 425,040 shares. Shares and percent include 55,783 shares subject to vested options.

(9) Upon completion of Sovereign's acquisition of ML Bancorp, Inc. on February 28, 1998, Mr. Marlo, the former President and Chief Executive Officer of ML Bancorp, Inc., served as President of the Pennsylvania Division of Sovereign Bank from February 28, 1998 until he was appointed Chief Financial Officer and Treasurer of Sovereign effective
       May 18, 1998.

(10) Mr. Marlo holds shared voting and investment power over 111 outstanding shares. Mr. Marlo's shares and percent include 601,240 shares subject to vested options and 260 shares held by Sovereign's 401(k) Retirement Savings Plan which are allocated to Mr. Marlo's account. Mr. Marlo was not a participant in the Sovereign ESOP in 1998.

(11) Mr. Thompson holds shared voting and investment power over 2,563 shares. Mr. Thompson's shares and percent include 199,254 shares subject to vested options and 5,475 shares held by Sovereign's 401(k) Retirement Savings Plan which are allocated to Mr. Thompson's account. Shares and percent include 15,007 shares purchased and held by the Sovereign ESOP that are allocated to Mr. Thompson's account and over which he exercises voting power.

(12) In the aggregate, these persons hold shared voting and investment power over 1,330,128 shares. Shares and percent include 1,982,376 shares subject to vested options and 33,663 shares held by Sovereign's 401(k) Retirement Savings Plan allocated to the executive officers' accounts. Shares and percent include 34,757 shares purchased and held by the Sovereign ESOP that are allocated to participant accounts and over which they exercise voting power.

(13) Under a policy adopted by Sovereign's Board in January 1998, Sovereign's non-employee directors, Mr. Sidhu, Mr. Marlo and Mr. Thompson are required to beneficially own shares of Sovereign common stock having a value of $100,000, six times base salary, and three times base salary, respectively, at
       <PAGE 11> all times during their tenure with Sovereign.  The ownership requirement for non-employee directors and Mr. Sidhu must be achieved by December 31, 1999. The ownership requirement for Messrs. Marlo and Thompson must be achieved by December 31, 2002. Shares of Sovereign common stock subject to unexercised stock options and shares allocated to the account of Messrs. Sidhu, Marlo and Thompson under Sovereign's ESOP are not considered beneficially owned for purposes of the policy.
       Messrs Sidhu, Marlo and Thompson and a majority of the non-employee directors are in compliance with this ownership requirement as of the date of this Proxy Statement.

       The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of Sovereign and of each continuing director of Sovereign is as follows:

[PHOTO INSERT       Richard E. Mohn.  Mr. Mohn became Chairman of the
TO COME]            Board of Sovereign Bank in November 1989, and
                    Chairman of Sovereign in May 1995. Mr. Mohn is the retired Chairman of Cloister Spring Water
                    Company, Lancaster, Pennsylvania. Mr. Mohn serves as a member of Sovereign's Executive, Compensation, Community Reinvestment Act and
                    Public Responsibility, Ethics and Corporate
                    Governance, Merger and Acquisition, Pension and
                    Risk Management Committees and also serves as Chairman of Sovereign's Nominating Committee.
                    Mr. Mohn has served on Sovereign's, Sovereign
                    Bank's or predecessor institutions' boards, committees, or advisory boards for 24 years.

[PHOTO INSERT       Rhoda S. Oberholtzer.  Mrs. Oberholtzer is
TO COME]            retired.  Prior to her retirement she was Floral
                    Manufacturing Manager of Stauffer's of Kissel
                    Hill, Lititz, Pennsylvania. Mrs. Oberholtzer serves on Sovereign's Audit, Compensation,
                    Community Reinvestment Act and Public
                    Responsibility, Ethics and Corporate Governance,
                    Nominating and Risk Management Committees, and also serves as Chairperson of Sovereign's Pension
                    Committee.

[PHOTO INSERT       Patrick J. Petrone.  Mr. Petrone retired as
TO COME]            President of the Charter Federal Savings Bank
                    Division of Sovereign Bank and as Vice Chairman of
                    Sovereign Bank in October 1996. Prior to the merger of Charter Federal Savings Bank into
                    Sovereign Bank in 1994, he served as President and Chief Executive Officer of Charter FSB Bancorp from 1990 and of Charter Federal Savings Bank from
                    1989.  Mr. Petrone previously served as Executive
                    Vice President and Chief Executive Officer of
                    Charter Federal Savings Bank from 1988 to 1989.
                    Mr. Petrone serves on Sovereign's Executive,
                    Compensation, Ethics and Corporate Governance,
                    Nominating, Pension, and Risk Management
                    Committees, and also serves as Chairman of Sovereign's Audit Committee and Community
                    Reinvestment Act and Public Responsibility
                    Committee.

[PHOTO INSERT       Daniel K. Rothermel.  Mr. Rothermel became
TO COME]            President and Chief Executive Officer of Cumru
                    Associates, Inc., a private holding company in
                    <PAGE 13> 1989.  He retired, in 1989, as Vice
                    President, General Counsel and Secretary of
                    Carpenter Technology Corporation, a publicly held specialty steel manufacturer, a position he held for more than ten years. Mr. Rothermel is a member of Sovereign's Audit, Compensation,
                    Community Reinvestment Act and Public
                    Responsibility, Merger and Acquisition,
                    Nominating, Pension and Risk Management
                    Committees, and also serves as Chairman of Sovereign's Executive Committee and Ethics and
                    Corporate Governance Committee.

[PHOTO INSERT       Jay S. Sidhu.  Mr. Sidhu became President and
TO COME]            Chief Executive Officer of Sovereign in
                    November 1989, and was named President and Chief
                    Executive Officer of Sovereign Bank in March 1989.
                    Mr. Sidhu previously served as Treasurer and Chief
                    Financial Officer of Sovereign since the organization of Sovereign in 1987. Mr. Sidhu serves as a member of Sovereign's Executive, Community Reinvestment Act and Public
                    Responsibility, Ethics and Corporate Governance,
                    Pension and Risk Management Committees, and also serves as Chairman of Sovereign's Merger and Acquisition Committee.

[PHOTO INSERT       Cameron C. Troilo, Sr.  Mr. Troilo is the owner
TO COME]            and President of Cameron C. Troilo, Inc., a
                    holding company for entities engaged in the construction, building material supply, and real estate management businesses. Mr. Troilo previously served as Vice Chairman of Yardley
                    Savings & Loan Association, which was acquired by Sovereign Bank in 1989. He presently serves on the Audit, Compensation, Community Reinvestment
                    Act and Public Responsibility, Ethics and
                    Corporate Governance, Merger and Acquisition,
                    Nominating and Pension Committees, and also serves as Chairman of Sovereign's Risk Management
                    Committee.

[PHOTO INSERT       G. Arthur Weaver.  Mr. Weaver is a real estate and
TO COME]            insurance executive with the George A. Weaver
                    Company, New Holland, Pennsylvania. Mr. Weaver is a member of the Board of Directors of Old Guard
                    Group, Inc., a publicly-held holding company for several property and casualty insurance companies.
                    Mr. Weaver serves on Sovereign's Executive, Audit,
                    Community Reinvestment Act and Public
                    Responsibility, Ethics and Corporate Governance,
                    Nominating, Pension and Risk Management
                    Committees, and also serves as Chairman of Sovereign's Compensation Committee. <PAGE 14>

Compensation Paid to Directors

       Sovereign believes that the amount, form and methods used to determine compensation are an important ingredient in
(i) attracting and maintaining directors who are independent, interested, diligent and actively involved in Sovereign's affairs, and (ii) more substantially aligning the interests of Sovereign's directors with the interests of Sovereign's stakeholders.

       In 1996, shareholders approved the Non-Employee Director Compensation Plan as a means of compensating non-employee directors of Sovereign and Sovereign Bank for all services rendered as directors. The Plan requires that, on a quarterly basis, all non-employees serving as directors of Sovereign and/or Sovereign Bank receive a fixed number of shares of Sovereign common stock, plus, except for the Chairman, $600 cash for each monthly Sovereign Board meeting which the director attends and an additional $600 cash for each monthly Sovereign Bank meeting which the director attends if the director is also a director of Sovereign Bank. Sovereign's Chairman must receive the total amount of his compensation in Sovereign common stock. During the year ended December 31, 1998, directors of Sovereign who also served as directors of Sovereign Bank received 1,909 shares of Sovereign common stock, plus $1,200 for each monthly Board meeting which they attend. Sovereign's chairman's compensation for his service in 1998 was 1,920 shares of Sovereign common stock per quarter.

       In 1998, shareholders approved the Sovereign Bancorp, Inc. 1997 Non-Employee Directors' Stock Option Plan. In accordance with Sovereign's policy of creating and maintaining a long-term mutuality of interests between non-employee directors and Sovereign's Shareholders, the Sovereign Plan provides non-employee directors of Sovereign (and not Sovereign Bank) with nonqualified stock options as a portion of their compensation as directors. Each eligible director receives 20,000 stock options each year (as adjusted pursuant to the terms of the plan) for a period of five years. Each eligible director received 24,000 stock options in 1998 (as adjusted for 6-for-5 stock split effected in 1998).

       Also, in accordance with Sovereign's policy of creating and maintaining this long term mutuality of interest, Sovereign adopted, in January 1998, a policy under which all Sovereign's non-employee directors, as well as Sovereign's CEO who is a management director, are required to beneficially own shares of Sovereign common stock having a value of $100,000 and six times base salary, respectively, at all times during their tenure with Sovereign. The ownership requirement for non-employee directors and sovereign's CEO must be achieved by December 31, 1999. The value of unexercised stock options and the value of shares held for an officer's account under Sovereign's ESOP are not considered for purposes of the ownership policy. <PAGE 15>

                         REPORT OF THE COMPENSATION COMMITTEE
                               ON EXECUTIVE COMPENSATION

       Sovereign Bancorp, Inc.'s Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed entirely of non-employee Directors. The Executive Compensation Program is structured and administered to support Sovereign's mission, which is to be a highly focused, quality driven, market led and results oriented company, seeking continually to outperform the market in terms of consistency, growth in earnings, quality of earnings and return on equity. The program is also structured to link executive compensation to Sovereign's performance and, through programs which are substantially weighted in favor of the use of Sovereign stock as a compensation medium, to more closely align the interests of executive management with those of Sovereign's shareholders.

       The Compensation Committee evaluates and recommends, to the Board of Directors, compensation and awards for the Chief Executive Officer. The Chief Executive Officer, Jay S. Sidhu, evaluates and approves compensation and awards for the other executive officers. Such compensation and awards are based upon Sovereign's performance and each individual's performance in meeting personal and team objectives.

Compensation Philosophy

       The Executive Compensation Program of Sovereign has been designed to:

             - Align the interests of executives with the long-term interests of shareholders through award opportunities which result in ownership of common stock;

             - Motivate key team members to achieve a superior level of quality performance and financial results by rewarding them for their achievement;

             - Support a pay-for-performance policy that supplements overall company compensation amounts based on company-wide results, team oriented results and individual performance; and

             - Provide the executive with an appropriate level of retirement income through the use of a combination of both qualified and nonqualified deferred compensation programs.
  <PAGE 16>
Components of Compensation

       At present, the Executive Compensation Program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of options to acquire Sovereign stock, deferred compensation and employee benefits, which are also significantly stock based. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary and employee benefits, causing greater variability in the individual's absolute compensation from year-to-year. Base salary levels for the executive officers of Sovereign are set below average compared to other companies within its peer group because executives can have the opportunity for total compensation to exceed the average salary for peer group companies upon Sovereign's achievement of predetermined financial goals and objectives set by the Compensation Committee and the Board of Directors. The intent is to have incentive compensation tied to performance results. Pursuant to this policy and in light of the significant performance based [increase] in Mr. Sidhu's bonus for 1998, his base salary was [not] increased in January 1999. [The other named executive officers were granted salary increases in 1998.] These salary increases were not based on any mathematical formula and did not directly relate to any quantitative factors.

Short-Term Incentive Compensation

       Incentive compensation awards in 1999 were based on a review of Sovereign's 1998 performance. This review included an assessment of Sovereign's results of operations for 1998 and of performance against financial hurdles, set in early 1998, relating to return on equity, earnings and capital levels for 1998. The hurdles reflected the Board of Directors' determination of the appropriate goals for a growth oriented company. No bonuses would have been paid to executive management if Sovereign had not achieved these financial goals. Because Sovereign substantially exceeded the goals and hurdles previously established by the Board, Mr. Sidhu was eligible to receive an incentive compensation award of $900,000 for 1998, 50% of which Mr. Sidhu elected to defer under the Bonus Deferral Plan and the other 50% of which he directed be used to purchase shares of Sovereign common stock under the Sovereign Bank Bonus Award
Program which are described under "Long-Term Incentive
Compensation."

       The Compensation Committee determined the amount of bonus paid to Mr. Sidhu, and Mr. Sidhu determined the bonuses paid to the other named executives.
  <PAGE 17>
Long-Term Incentive Compensation

       Sovereign's shareholders approved the 1996 Stock Option Plan at the 1996 Annual Meeting of Shareholders. The 1996 Plan, like its predecessor plans, is a long-term plan designed not only to provide incentive to management, but also to align a significant portion of the Executive Compensation Program with shareholder interests. The 1996 Stock Option Plan permits Sovereign to grant certain officers and employees a right to purchase shares of stock at the fair market value per share at the date the option is granted. In granting stock options to Mr. Sidhu and the other executive officers, the Compensation Committee took into account Sovereign's financial performance, Sovereign's long-term strategic goal of increasing shareholder value, the executive's level of responsibility and his continuing contributions to Sovereign. Effective as of November 19, 1998, the Board of Directors amended the 1996 Stock Option Plan to permit the limited transfer of nonqualified stock options to a member of the optionee's immediate family, a trust for the exclusive benefit of a family member or pursuant to a domestic relations order. At the same time, the Board of Directors also amended the 1986 Stock Option Plan to permit the limited transfer of nonqualified stock options on the same terms as described above. A large number of options granted under the 1986 Plan remain outstanding.

       The Sovereign Bancorp, Inc. Bonus Recognition and Retention Plan (the "Bonus Deferral Plan") permits a selected executive employee of Sovereign or certain of its subsidiaries is entitled to annually defer receipt of 25% to 50% of his or her bonus for a given year. The deferred amount is placed in a grantor trust and invested in Sovereign common stock. A 100% matching contribution is made to the trust by or on behalf of the participant's employer and is likewise invested in Sovereign common stock. Earnings on the deferral and match are reinvested in such stock as well. A participant becomes 100% vested in the aggregate of each year's deferral, match and earnings thereon five years after the initial funding of such year's contributions to the trust. A participant also vests in the account balance in the event of termination of employment by reason of death, disability, retirement, involuntary termination or the occurrence of a change of control (as such terms are defined). Termination for cause
(as defined) or voluntary termination of employment prior to the expiration of the five-year vesting period generally results in the forfeiture of the entire account balance, including the amount initially deferred by the participant. Payment of vested account balances is made, in stock, in accordance with the election of the participant or, in certain cases, at other times specified by the plan document. To the extent permitted by law, a participant is entitled to vote all shares of Sovereign common stock comprising his or her account balance. Otherwise, such shares are voted by the trustee in its discretion. Messrs. Sidhu and Thompson have each elected to defer receipt of 50% of their respective bonuses for 1998 under this plan. Mr. Marlo chose not to do so for 1998. <PAGE 18>

       Under the Sovereign Bonus Award Program, selected management employees may direct that 50% or more of their bonus be used to purchase shares of Sovereign common stock at fair market value.
In such event, the dollar amount of bonus which is used to purchase shares of Sovereign common stock is increased by 25% to 30%, the percentage within this range varying based on the amount of the bonus directed for the purchase of shares of stock.
Shares issuable under this plan are distributed to the participating employee ratably over a three-year period. With respect to an employee who elected to participate in the Bonus Deferral Plan, this 50% is incremental to the 25% to 50% of bonus which may be deferred under that plan. In addition, participating employees are granted options to purchase one share of Sovereign common stock for each $10 of cash bonus directed for the purchase of Sovereign common stock under this Plan. Vesting and forfeiture provisions with respect to shares not yet distributed to a participant in the event of a participant's death, disability, retirement, termination of employment or a change in control are substantially similar to the vesting and forfeiture provisions with respect to the Bonus Deferral Plan referred to above. This Plan is effective for year beginning January 1, 1998. Messrs. Sidhu and Thompson each directed that the remaining 50% of their respective bonuses for 1998 not deferred under the Bonus Deferral Plan be used to purchase shares of Sovereign common stock under this Plan. Mr. Marlo chose not to participate in this Plan for 1998.

       In addition to the three qualified pension benefit plans maintained by Sovereign and certain of its subsidiaries for the benefit of their eligible employees, three additional nonqualified plans are maintained to, among other things, supplement benefits that may be limited by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The qualified plans are a defined benefit retirement plan, the 401(k) Retirement Savings Plan, and the Sovereign ESOP. The three nonqualified plans are described below.

       Effective as of June 1, 1997, the Board of Directors adopted the Sovereign Bancorp, Inc. Enhanced Executive Retirement Plan
(the "Enhanced Retirement Plan"). Under the Enhanced Retirement Plan, a selected executive employee of Sovereign or certain of its subsidiaries, who satisfies such plan's requirements, will be entitled to an enhanced defined benefit pension to the extent the pension from the qualified defined benefit retirement plan and certain other sources is less than a targeted level. Such targeted level is an annual pension equal to 60% of his or her average compensation (which includes salary, bonus, deferred compensation but excludes income from the exercise of stock options). The actual supplemental pension to which an eligible executive is entitled to receive under the Enhanced Retirement
Plan is reduced, but not below zero, by the sum of his or her
(i) pension under the qualified defined benefit retirement plan,
(ii) calculated Social Security benefit, and (iii) pension under the Supplemental Retirement Plan described below. In order to
<PAGE 19> vest in the enhanced pension, an eligible executive must remain employed by Sovereign until age 55 and attain 5 years of service under the qualified retirement plan. Provision is made for a reduction in the plan benefit for a participant who terminates before age 60 or who has completed less than 15 years of service, but in no event will the targeted level be reduced below 30% of average compensation. Provision is also made by the plan document for enhanced survivor's and disability retirement benefits. In the case of a change in control (as defined), special provisions apply, including immediate 100% vesting and the elimination of the reduction in benefit for age and years of service below the general plan requirements. Under certain circumstances (such as defined misconduct and a breach of any applicable covenant not to compete), enhanced plan benefits may be forfeited. Currently, only Messrs. Sidhu, Marlo and Thompson have been selected to participate in the Enhanced Retirement
Plan.

       Effective as of January 1, 1997, the Board of Directors adopted the Sovereign Bancorp, Inc. Supplemental Executive Retirement Plan (the "Supplemental Retirement Plan"). The purpose of the Supplemental Retirement Plan is to replace, for selected employees, those benefits under the qualified defined benefit retirement plan that are limited by certain provisions of the Code. In general, selected employees will receive supplemental pensions equal to such limited amount, subject generally to the provisions, conditions and other limitations of the qualified plan document. Immediate 100% vesting is provided, however, upon the occurrence of a change in control (as defined). Plan benefits are provided through a grantor trust.

       Effective as of January 1, 1997, the Board of Directors amended the Sovereign Bancorp, Inc. Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan") to more closely align its provisions with Sovereign's long-term incentive compensation policy. The Deferred Compensation Plan, as amended, is intended to serve two primary purposes. First, it is intended to replace, for selected employees, those benefits under the 401(k) Retirement Savings Plan that are limited by certain provisions of the Code. A 50% matching contribution is made on behalf of a participant who defers receipt of at least the required minimum amount of his or her compensation, subject to the condition that matching contributions under the two plans will not be made with respect to more than 6% of compensation. Second, the Deferred Compensation Plan is intended to provide a vehicle for selected employees and directors of Sovereign and certain of its subsidiaries to defer receipt of compensation generally. The minimum and maximum annual deferrals permitted under the Deferred Compensation Plan for employee-participants are $2,600 and 75% of base salary and bonus, respectively. Participating directors may defer receipt of any portion of their fees. Interest is credited on all account balances at rates determined from time to time in accordance with the provisions of the plan document. Participants are always 100% vested in their
<PAGE 20> account balances.  Payment of plan benefits is
generally made following termination of employment under the option (which may include a lump sum) selected by the participant.

       The following tables, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.
This report has been furnished by the Compensation Committee whose members are:

             G. Arthur Weaver, Chairman
             Richard E. Mohn
             Rhoda S. Oberholtzer
             Cameron C. Troilo, Sr.
             Patrick J. Petrone
             Daniel K. Rothermel

                          COMPENSATION OF EXECUTIVE OFFICERS

       The following table sets forth information concerning the annual and long-term compensation awarded to, earned by or paid for services in all capacities to Sovereign with respect to the fiscal years ended December 31, 1998, 1997 and 1996, of those persons who during 1998, (i) served as Sovereign's chief executive officer or (ii) were executive officers (other than the chief executive officer) whose total annual salary and bonus exceeded $100,000 (collectively with the chief executive officer, the "Executive Officers"):

                              SUMMARY COMPENSATION TABLE

                                                       Long Term
                                 Annual Compensation  Compensation
                                                       Securities
                                                       Underlying   All Other
                                                        Options/    Compensa-
    Name and                     Salary(1)  Bonus(2)      SARs     tion(3)(4)
Principal Position         Year     ($)       ($)          (#)         ($)
Jay S. Sidhu               1998   $330,769  $450,000     135,600     $  0
President and              1997    291,154   454,000     217,800      4,750
Chief Executive Officer    1996    245,000   567,000      26,250      4,500

Dennis S. Marlo            1998    330,000    70,000      30,000      2,400
Chief Financial            1997      N/A       N/A         N/A         N/A
Officer and Treasurer(5)   1996      N/A       N/A         N/A         N/A

Lawrence M. Thompson, Jr.  1998    217,692    91,154      59,950      2,273
Chief Administrative       1997    163,462    75,478     105,120      4,750
Officer and Secretary      1996    125,000    82,784      10,500      4,500

(1) Messrs. Sidhu and Thompson each received salary increases in 1998. Mr. Sidhu's salary level increased to $450,000 during 1998. Mr. Thompson's salary level increased to $250,000 during 1998. Mr. Marlo served as the President of the
       <PAGE 21> Pennsylvania Division of Sovereign Bank from
       February 28, 1998 until he was appointed Chief Financial Officer and Treasurer of Sovereign on May 19, 1998.

(2) Amounts shown for Messrs. Sidhu and Thompson for 1998 reflect 50% of the bonus amount actually awarded because they each elected to defer, and subject to a substantial risk of forfeiture, receipt of the remaining 50% of their respective bonuses under the Bonus Deferral Plan. The deferred amount, as well as Sovereign's matching contribution are subject to such risk of forfeiture for five years. See "Long-Term Incentive Compensation" above for a more complete description of the Bonus Deferral Plan. Each of Mr. Sidhu and Mr. Thompson directed that the remaining 50% of his bonus for 1998 (the bonus amounts shown in the table) be used to purchase, at fair market value, shares of Sovereign common stock under the terms of the Sovereign Bonus Award Program. Under the terms of the Bonus Award Program, bonus amounts for management employees who direct that all or a portion of their cash bonuses be used to purchase common stock are increased by up to 30% and such increased amount is also used to purchase common stock at fair market value. Employees who participate in the Bonus Award Program are also granted additional stock options based on the amount of bonus directed to be used to purchase Sovereign common stock. See "Long-Term Incentive Compensation."

(3)    Does not include the value of 1,162 shares of Sovereign
       Common Stock allocated to the accounts of each of Messrs. Sidhu and Thompson under the terms of Sovereign's
       Employee Stock Ownership Plan for 1998.

(4) Amounts appearing in this column are Sovereign's contributions on behalf of each named person to the Sovereign Bancorp, Inc. 401(k) Retirement Savings Plan, and, in the case of Messrs. Sidhu, Marlo, and Thompson include
       Sovereign's contributions to the Sovereign Bancorp, Inc.
       Nonqualified Deferred Compensation Plan.

(5) Upon completion of Sovereign's acquisition of ML Bancorp, Inc. on February 28, 1998, Mr. Marlo, the former President and Chief Executive Officer of ML Bancorp, Inc., served as President of the Pennsylvania Division of Sovereign Bank from February 28, 1998 until he was appointed Chief Financial Officer and Treasurer of Sovereign effective
       May 18, 1998.
                                 ____________________

       The following table sets forth information concerning grants of stock options during the fiscal year ended December 31, 1998 to the named executive officers.
  <PAGE 22>

                           Option Grants in Last Fiscal Year


                                             Individual Grants
                                                                                      Potential Realizable
                            Number of     % of Total                                    Value at Assumed
                           Securities      Options                                       Annual Rates of
                           Underlying     Granted to     Exercise                      Price Appreciation
                            Options        Employees      or Base                      for Option Term(3)
                           Granted(1)      in Fiscal     Price(2)     Expiration
        Name                   (#)           Year         ($/Sh)         Date        5%(%)         10%($)
Jay S. Sidhu..............    75,600        11.0%         $ 16.35      03/18/08       $777,351    $1,969,961
                               7,473         1.1            13.38      09/17/08         62,859       159,297
                              52,527         7.6            13.38      10/17/08        441,829     1,119,681

Dennis S. Marlo...........     7,473         1.1            13.38      09/17/08         62,859       159,297
                              22,527         3.3            13.38      10/17/08        189,485       480,192

Lawrence M. Thompson, Jr...   30,000         4.3            16.35      03/18/08        308,473       781,731
                               7,423         1.1            13.38      09/17/08         62,859       159,297
                              22,527         3.3            13.38      10/17/08        189,485       480,192

_________________________


(1) Terms of outstanding incentive stock options are for a period of ten years and nonqualified stock options are for a period of ten years and one month from the date the option is granted. An option may only be exercised after the holder has been an employee of Sovereign or one of its subsidiaries for one full year from the date the option is granted or three months from the date the employee's employment is terminated. Options were granted to Messrs. Sidhu, Marlo and Thompson in the amount of 135,600, 30,000, and 60,000, respectively. Options are not exercisable following an optionee's voluntary termination of employment other than by reason of retirement or disability.

(2) Under the terms of the plan, the exercise price per share must equal the fair market value on the date the option is granted. The exercise price may be paid in cash, in shares of Sovereign common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sovereign, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3) The dollar amounts set forth under these columns are the result of calculations made at the 5% and 10% appreciation rates set forth in Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of Sovereign common stock.
  <PAGE 23>
       The following table sets forth information concerning exercised and unexercised options to purchase Sovereign common stock:

AGGREGATED OPTIONS EXERCISED IN LAST YEAR AND December 31, 1998 OPTION VALUE

                                                                   Number of
                                                                  Securities            Value of
                                                                  Underlying          Unexercised
                                                                 Unexercised          In-the-Money
                                                                  Options at           Options at
                                                                 December 31,         December 31,
                                Shares                             1998 (#)             1998 ($)
                              Acquired on   Value Realized       Exercisable/         Exercisable/
Name                         Exercise (#)         ($)           Unexercisable        Unexercisable
Jay S. Sidhu                   297,278      $ 3,811,210        798,273/255,600   $11,375,390/2,565,000

Dennis S. Marlo                 50,000           589,250       601,240/30,000     8,567,670/427,500

Lawrence M. Thompson, Jr.       49,423           881,830       169,254/120,000    2,411,870/1,710,000
____________________

Pension Plan

       Sovereign maintains a defined benefit retirement plan ("Pension Plan") for all employees who have attained age 21 and have completed one year of eligibility service. The following table sets forth the estimated annual benefits payable upon retirement to participants at normal retirement age, in the average annual salary and years of service classifications specified.

                         SOVEREIGN BANCORP, INC. PENSION PLAN
                     ILLUSTRATION OF BENEFITS AT December 31, 1998

   Five Year
    Average                Benefits Payable Per Years of Service(1)(2)
Remuneration(3)        15          20          25          30          35
   $ 60,000        $11,273     $15,031     $18,789      $22,547    $26,305
     80,000         16,973      22,631      28,289       33,947     39,605
    100,000         22,673      30,231      37,789       45,347     52,905
    120,000         28,373      37,831      47,289       56,747     66,205
    140,000         34,073      45,431      56,789       68,147     79,505
    160,000         39,773(4)   53,031(4)   66,289(4)    79,547(4)  92,805(4)
    180,000         39,773(4)   53,031(4)   66,289(4)    79,547(4)  92,805(4)
    200,000         39,773(4)   53,031(4)   66,289(4)    79,547(4)  92,805(4)
    220,000         39,773(4)   53,031(4)   66,289(4)    79,547(4)  92,805(4)
    240,000         39,773(4)   53,031(4)   66,289(4)    79,547(4)  92,805(4)
____________________

(1) The following are the years of credited service under Sovereign's Pension Plan for the persons named in the cash compensation table: Mr. Sidhu -- 12 years; Mr. Marlo -- 1 year; and Mr. Thompson -- 13 years. <PAGE 24>

(2) Benefits are computed in single life annuity amounts on the basis of an assumed year of birth of 1950 and without any deduction for Social Security or other offset amounts.

(3) Represents the highest average remuneration received over a consecutive five-year period during the last ten years, excluding deferred compensation other than 401(k) Retirement Savings Plan contributions, subject in the cases of Messrs. Sidhu, Marlo and Thompson to a compensation limit of $160,000 in 1998.

(4) The 1998 maximum annual benefit permitted when the Internal Revenue Code's annual compensation limit of $160,000 and maximum annual benefit limit are applied to the Pension
       Plan's benefit formula.

                                 CERTAIN TRANSACTIONS

Employment Agreements

       Jay S. Sidhu. Sovereign and Sovereign Bank entered into an employment agreement, dated March 1, 1997, with Jay S. Sidhu, which superseded, in its entirety, Mr. Sidhu's then existing employment agreement. Mr. Sidhu's agreement has an initial term of five years and, unless terminated as set forth therein, is automatically extended annually to provide a new term of five years except that, at certain times, notice of nonextension may be given, in which case the agreement will expire at the end of its then current term. No such notice has been given.

       The agreement provides a base salary which, if increased by action of the Board of Directors, becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and insurance, vacation, pension and other fringe benefits for Mr. Sidhu.

       If Mr. Sidhu's employment is terminated without cause (as defined), or if Mr. Sidhu voluntarily terminates employment for "good reason," Mr. Sidhu becomes entitled to severance benefits under the agreement. The term good reason includes the assignment of duties and responsibilities inconsistent with Mr. Sidhu's status as President and Chief Executive Officer, a reduction in salary or benefits or a reassignment which requires Mr. Sidhu to move his principal residence more than 100 miles from Sovereign's principal executive office. If any such termination occurs, Mr. Sidhu will be paid an amount equal to five times the sum of (i) his highest annual base salary under the agreement, and (ii) the average of his annual bonuses with respect to the three calendar years immediately preceding his termination. Such amount will be payable in sixty equal monthly installments. In addition, in the event of such termination, Mr. Sidhu will be entitled to continuation of certain insurance and other specified benefits for sixty months or until he secures
<PAGE 25> substantially similar benefits through other
employment, whichever shall first occur. Further, Mr. Sidhu will be entitled to additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the agreement. If the payments and benefits under the agreement, when aggregated with other amounts received from Sovereign and Sovereign Bank, are such that Mr. Sidhu becomes subject to excise tax on excess parachute payments under Code Sections 4999 and 280G of the Internal Revenue Code, he will receive additional payments equal to such excise tax and any incremental income taxes he may be required to pay by reason of the receipt of additional amounts under the agreement. Sovereign estimates that, if Mr. Sidhu had terminated employment as of March 1, 1999 under circumstances entitling him to the above-described severance benefits, he would have been entitled to receive $____ million, exclusive of the non-cash benefits, additional retirement benefits, and any potential excise tax-related payments.

       If Mr. Sidhu's employment terminates by reason of his disability, he will be entitled to continuation of 80% of the annual base salary and bonus described above, less amounts payable under any disability plan of Sovereign, until the earliest of (i) his return to employment, (ii) his attainment of age 65, or (iii) his death. Provision is also made generally for the continuation of insurance and other specified benefits for such period, as well as additional credits for retirement benefit purposes.

       The agreement contains provisions restricting Mr. Sidhu's right to compete with Sovereign and Sovereign Bank during the period he is receiving severance or disability benefits thereunder, except under certain circumstances.

       Dennis S. Marlo. In connection with Sovereign's completion of the acquisition of ML Bancorp, Inc. in February 1998, Sovereign agreed to honor the employment agreements between Mr. Dennis S. Marlo, the former President and Chief Executive
Officer of ML Bancorp, Inc., and each of ML Bancorp, Inc. and
Main Line Bank (the "Holding Company Agreement" and "Bank
Agreement," respectively).

       The Holding Company Agreement and the Bank Agreement had initial terms of three years and, unless terminated as set forth therein, are automatically extended annually for one additional year.

       Both the Holding Company Agreement and the Bank Agreement contain terms specifying Mr. Marlo's rights to base salary, bonus, pension and welfare benefits, vacation, use of an automobile and replacement thereof every three years, membership dues at one club of his choice, post-employment continuation of medical insurance coverage for him and his spouse until age 66, and certain death benefits. In addition, he is entitled to
<PAGE 26> reimbursement of expenses incurred in furtherance of his employers' businesses.

       As a result of the merger of ML Bancorp, Inc. with and into Sovereign Bancorp, Inc. and the merger of Main Line Bank with and into Sovereign Bank, Mr. Marlo is entitled to terminate his employment at any time during the term of his Agreement, including any extension period. In such event he is entitled, in the aggregate, to receive the following amounts and benefits:
(i) payment of three times his then base salary, payable in 36 equal monthly installments, and (ii) continuation, at no cost to him, for a maximum period of 36 months of specified employee benefits to which he theretofore was entitled under his employers' plans, programs and arrangements. In addition, in the event that provision of such termination payments and benefits causes the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, he is entitled to receipt of such additional payment (payable over 36 months) as are necessary to neutralize the effect on him of the imposition of such tax.

       Lawrence M. Thompson, Jr. Sovereign has also entered into an employment agreement with Lawrence M. Thompson, Jr., dated September 25, 1997, which superseded Mr. Thompson's then-existing employment agreement. The agreement, has an initial term of three years and, unless terminated as set forth therein, is automatically extended at certain dates to provide a new term of three years except that at certain times notice of nonextension may be given, in which case the agreement will expire at the end of its then current term. The agreement provides a base salary which, if increased by action of the Board of Directors, becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and insurance, vacation, pension and other fringe benefits for the executive.

       If Mr. Thompson's employment is terminated without cause (as defined), whether or not a change in control (as defined) of Sovereign has occurred, or if Mr. Thompson voluntarily terminates employment for good reason (as defined) following a change in control, Mr. Thompson becomes entitled to severance benefits under the agreement. The benefits are continuation of salary, bonus (equal to the average bonus for the three prior years), and insurance and other fringe benefits for three years. If, in the absence of a change in control, Mr. Thompson's employment is terminated without cause, cash benefits payable under the agreement are reduced by an amount equal to 25% of any compensation received from another employer. The agreement contains a provision restricting Mr. Thompson's right to compete, for a period of 12 months, after a voluntary termination of employment without good reason or any termination for cause; in all other circumstances, after termination of employment, there is no covenant not to compete. In the event severance payments
<PAGE 27> and benefits under the agreement, when added to all other benefits in the nature of "parachute payments" under Code
Section 280G, payable to Mr. Thompson would cause the excise tax provisions of Code Section 4999 to apply then the payments and benefits under such agreement will be reduced to the minimum extent necessary to avoid such tax.

Indemnification

       The by-laws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of Sovereign and its subsidiaries and (2) the elimination of a director's liability for monetary damages, each to the fullest extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a by-law amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

       Directors and officers of Sovereign are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign. The premium for 1998 was $404,877.


       On December 21, 1993, Sovereign Bank entered into an Indemnification Agreement (the "Indemnification Agreement") with Mr. Sidhu. The Indemnification Agreement provides that Sovereign Bank will indemnify Mr. Sidhu to the fullest extent permitted by applicable law and regulation for all expenses, judgments, fines and penalties incurred in connection with, and amounts paid in settlement of, any claim relating to, among other things, the fact that Mr. Sidhu is or was a director or officer of Sovereign or Sovereign Bank (an "Indemnifiable Claim"). Sovereign Bank will also advance expenses upon Mr. Sidhu's request in connection with any Indemnifiable Claim.

       Sovereign Bank's indemnification obligations are subject to the condition that a Reviewing Party (as defined in the Indemnification Agreement) shall not have determined that Mr. Sidhu would not be permitted to be indemnified under applicable law. To the extent that it is subsequently determined that Mr. Sidhu is not entitled to indemnification, he shall reimburse Sovereign Bank for any amounts previously paid.
  <PAGE 28>
       Upon a Change in Control (as defined in the Indemnification Agreement) of Sovereign or Sovereign Bank, all determinations regarding Sovereign Bank's indemnification obligations under the Indemnification Agreement shall be made by Independent Legal Counsel (as defined in the Indemnification Agreement). Upon a Potential Change in Control (as defined in the Indemnification Agreement) of Sovereign or Sovereign Bank, Sovereign Bank shall, upon written request by Mr. Sidhu, create and fund a trust for the benefit of Mr. Sidhu in order to ensure satisfaction of Sovereign Bank's indemnification obligations under the Indemnification Agreement.

Indebtedness of Management

       As permitted by applicable federal banking laws, Sovereign Bank offered consumer loans and residential mortgage loans to directors and employees of Sovereign and its subsidiaries with at least one year of continuous service at preferential terms with respect to interest rates and loan fees. Specifically, interest rates offered to such persons were up to 1% lower than rates offered to nonaffiliated persons for similar transactions, and certain loan origination fees were waived. No loans were granted to directors or executive officers of Sovereign on terms that were preferential to the terms applicable to employees of Sovereign and Sovereign Bank at the time any such loan was made.

       All loans to directors and executive officers of Sovereign
(i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Sovereign Bank with non-affiliated parties, except as permitted by applicable federal banking law and as described above, and (iii) did not involve more than the normal risk of repayment or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Sovereign's officers and directors, and any persons owning ten percent or more of Sovereign's common stock, to file in their personal capacities initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statements of beneficial ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such beneficial ownership statements are required by SEC regulation to furnish Sovereign with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" of such statements be disclosed in Sovereign's proxy statement. Based solely on Sovereign's review of any copies of such statements received by it, and on written representations from Sovereign's existing directors and officers that no annual statements of beneficial ownership were required to be filed by
<PAGE 29> such persons, Sovereign believes that all such
statements were timely filed in 1998.

Other

       Cameron C. Troilo, a Class I director, leases space to Sovereign Bank for its branch and commercial lending facilities located in Newtown, Bucks County, Pennsylvania. The aggregate monthly rental for these facilities is $14,113, excluding operating expenses and reimbursement for electricity. Sovereign believes that the amount of rent charged by Mr. Troilo is not in excess of the amount of rent charged by unrelated parties for similar premises in the area.

Performance Graph

       Set forth below is a graph and table comparing the yearly percentage change in the cumulative total shareholder return on Sovereign's common stock against the cumulative total return on
(1) the S&P 500 Index, (2) NASDAQ Bank Index, and (3) the S&P Savings & Loan Index for the five-year period commencing
January 1, 1994, and ending December 31, 1998. In 1998, Sovereign had included a peer-group comparison consisting of the three largest bank holding companies located in Pennsylvania, PNC Financial Corp., Mellon Bank Corp. and CoreStates Financial Corp. CoreStates Financial Corp was acquired in April 1998 and Sovereign intends to prospectively use the S&P Savings & Loan Index as its peer-group comparison. The following information includes a comparison to both the S&P Savings & Loan Index and the three largest bank holding companies located in Pennsylvania for the period presented. Keystone Financial, Inc. has been substituted for CoreStates Financial Corp. for periods following the acquisition of CoreStates in April 1998.

       Cumulative total return on Sovereign's common stock, the S&P 500 Index, the NASDAQ Bank Index, the S&P Savings & Loan Index and the common stock of the largest three Pennsylvania bank holding companies equals the total increase in value since
January 1, 1994, assuming reinvestment of all dividends. The graph and table were prepared assuming that $100 was invested on January 1, 1994, in Sovereign's common stock, the S&P 500, the NASDAQ Bank Index, the S&P Savings & Loan Index and the common stock of the largest three Pennsylvania bank holding companies.

                                Sovereign Bancorp, Inc.
                                   Performance Graph

                           [Graph to be inserted separately]

                         1993   1994   1995   1996   1997   1998

Sovereign                $100   $ 66   $ 91   $125   $238   $197

S&P 500                   100    101    139    171    229    294
<PAGE 30>

NASDAQ Bank Index         100    100    148    196    328    325

Top 3 Banks in PA(1)      100     89    146    194    317    342

S&P Savings & Loan Index  100     87    143    172    304    284
____________

(1)    Includes CoreStates Financial Corp, Mellon Bank Corp. and
       PNC Bank Corp. through the first quarter of 1998. Keystone Financial, Inc. replaces CoreStates Financial Corp. in the second quarter of 1998 following the acquisition of CoreStates.

                PROPOSAL TO AMEND SOVEREIGN'S ARTICLES OF INCORPORATION
              TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                     FROM 200,000,000 SHARES TO 500,000,000 SHARES

       The Board of Directors has approved an amendment to Article Fifth of the Articles of Incorporation which, if adopted, would increase the number of authorized shares of Sovereign common stock from 200,000,000 to 500,000,000 shares. The Board of Directors recommends that shareholders approve this amendment.

       At March 1, 1999, there were 159,727,155 shares of Sovereign common stock issued and outstanding. Of the remaining 40,272,845 shares of authorized common stock on such date, approximately 31,500,000 shares will be issued in connection with Sovereign's pending acquisition of Peoples Bancorp, Inc., leaving less than 9,000,000 shares of common stock available for issuance by Sovereign, including under its dividend reinvestment plan and various employee benefit plans.

       Matter No. 2 is being proposed because the Board of Directors believes that it is advisable to have a greater number of authorized but unissued shares of common stock available for various corporate programs and purposes. Sovereign may from time to time consider acquisitions, stock dividends or stock splits, and public or private financings to provide Sovereign with capital, which may involve the issuance of additional shares of common stock or securities convertible into common stock. Also, additional shares of common stock may be necessary to meet anticipated future obligations under Sovereign's dividend reinvestment and stock purchase plan and under Sovereign's employee benefit plans. The Board of Directors believes that having authority to issue additional shares of common stock will avoid the possible delay and significant expense of calling and holding a special meeting of shareholders to increase authorized shares of common stock.

       Sovereign has no present plan, agreement or understanding involving the issuance of its common stock except for shares
<PAGE 31> required or permitted to be issued under employee
benefit plans, upon exercise of outstanding stock options, under Sovereign's shareholder rights plan, and in connection with Sovereign's pending acquisition of Peoples Bancorp, Inc. It is possible, however, that additional merger and acquisition opportunities involving the issuance of shares of common stock will develop. It is also possible that an increase in the market price for common stock, and conditions in the capital markets generally, may make a stock dividend, a stock split or a public offering of Sovereign's stock desirable. Sovereign believes that an increase in the number of authorized shares of Sovereign's common stock will enhance its ability to respond promptly to any such opportunities.

       If Matter No. 2 is approved, the Board of Directors will not solicit shareholder approval to issue additional authorized shares of common stock, except to the extent that such approval may be required by law, and such shares may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors may determine. Under the rules of the National Association of Securities Dealers, Inc.
applicable to Sovereign, shareholder approval must be obtained prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of Sovereign's then outstanding shares in connection with an acquisition by Sovereign.

       Although the Board of Directors presently intends to employ the additional shares of common stock solely for the purposes set forth above, such shares could be used by the Board of Directors to dilute the stock ownership of persons seeking to obtain control of Sovereign, thereby possibly discouraging or deterring a nonnegotiated attempt to obtain control of Sovereign and making removal of incumbent management more difficult. The proposal, however, is not a result of, nor does the Board of Directors have knowledge of, any effort to accumulate Sovereign capital stock or to obtain control of Sovereign by means of a merger, tender offer, solicitation in opposition to the Board of Directors or otherwise.

       Article Fifth of Sovereign's Articles of Incorporation also authorizes the issuance of 7,500,000 shares of preferred stock, which the Board of Directors has the power to issue as a class or in series and to determine the voting power, if any, dividend rates, conversion or redemption prices, designations, rights, preferences and limitations of the shares in the class or in each series. The proposed amendment to Article Fifth of Sovereign's Articles of Incorporation will not increase or otherwise affect Sovereign's authorized preferred stock. As of March 1, 1999, there were no shares of Sovereign's preferred stock outstanding.

       The amendment of the Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 500,000,000 will consist of a revision of Article Fifth of the Articles of Incorporation to provide as follows: <PAGE 32>

             "FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 507,500,000 shares, divided into two classes consisting of 500,000,000 shares of common stock without par value ("Common Stock") and 7,500,000 shares of preferred stock having such par value as the board of directors shall fix and determine, as provided in Article Sixth below ("Preferred Stock")."

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS
AMENDMENT. The affirmative vote of a majority of all votes cast at the Meeting is required to approve this amendment.
Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Meeting. All proxies will be voted "FOR" approval of the amendment unless a shareholder specifies to the contrary on such shareholder's proxy card.

                PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

       The Board of Directors of Sovereign has appointed Ernst &
Young LLP, certified public accountants, as Sovereign's independent auditors for the fiscal year ending December 31, 1999. No determination has been made as to what action
Sovereign's Board of Directors would take if shareholders do not ratify the appointment.

       Ernst & Young LLP has conducted the audit of the financial statements of Sovereign and its subsidiaries for the year ended December 31, 1998. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS SOVEREIGN'S INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Meeting is required to ratify the appointment. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Meeting. All proxies will be voted "FOR" ratification of the appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.

                     SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

       Sovereign's 2000 Annual Meeting of Shareholders will be held on or about April 20, 2000.

       In accordance with the By-Laws of Sovereign, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign, not less than 90 days nor more than 120 days prior to such annual meeting.

       Any shareholder who desires to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 2000 Annual Meeting of Shareholders must submit such proposal in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn:
Secretary), on or before November __, 1999.

                          DIRECTOR NOMINATIONS BY SHAREHOLDER

       In accordance with the by-laws of Sovereign, any shareholder entitled to vote for the election of directors may nominate candidates for election to the Board by providing notice thereof in writing and delivered or mailed to Sovereign not less than 90 days prior to the date of the 2000 Annual Meeting of Shareholders. <PAGE 34>

       Any shareholder who desires to submit a candidate to be considered for nomination to the Board of Directors for inclusion in Sovereign's proxy materials relating to its 2000 Annual Meeting of Shareholders must submit the same information as that required to be stated by Sovereign in its Proxy Statement with respect to nominees of the Board of Directors. The shareholder nomination should be submitted in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn: Secretary), on or before January __, 2000.

                                     ANNUAL REPORT

       Sovereign's Annual Report to the Shareholders for the year ended December 31, 1998, is enclosed herewith. Sovereign's annual Report is furnished to shareholders for their information.
No part thereof is incorporated by reference herein.

       UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF SOVEREIGN'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED December 31, 1998, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, May BE OBTAINED, WITHOUT CHARGE, FROM LAWRENCE M. THOMPSON, JR., SECRETARY, SOVEREIGN BANCORP, INC., 1130 BERKSHIRE BOULEVARD, WYOMISSING, PENNSYLVANIA 19610. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SOVEREIGN'S COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        LAWRENCE M. THOMPSON, JR.
                                        Secretary

PLEASE REMEMBER TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY
CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR IMPORTANT
VOTE WILL BE COUNTED AT THE ANNUAL MEETING.

                                     [PROXY CARD]

[Side 1]

                                SOVEREIGN BANCORP, INC.

       I/We hereby appoint David A. Silverman and Patricia A. Zong, or any one of them acting in the absence of the other, as proxyholders, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of common stock of Sovereign Bancorp, Inc. held of record by me/us on March 1, 1999, at the Annual Meeting of Shareholders to be held on April 22, 1999, or any adjournment thereof.

       This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE PROPOSAL TO AMEND SOVEREIGN'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 SHARES to 500,000,000 SHARES, AND FOR RATIFICATION OF INDEPENDENT AUDITORS. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                        Please vote and sign on the other side.

[Side 2]

                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        "FOR" THE FOLLOWING MATTERS & PROPOSALS

MATTER NO. 1:
ELECTION OF CLASS II DIRECTORS.

[ ]    FOR all nominees listed                 [ ]   WITHHOLD AUTHORITY
       below (except as                              to vote for all
       marked to the contrary below)                 nominees listed below

       Richard E. Mohn; Jay S. Sidhu; G. Arthur Weaver

       (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
       INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NAME IN THE
       LIST ABOVE.)

MATTER NO. 2:
INCREASE AUTHORIZED
SHARES OF COMMON STOCK                  FOR          AGAINST       ABSTAIN
                                        [ ]            [ ]           [ ]

MATTER NO. 3:
RATIFICATION OF                         FOR          AGAINST       ABSTAIN
INDEPENDENT AUDITORS                    [ ]            [ ]           [ ]

                                        The undersigned hereby acknowledges
                                        receipt of the Proxy Statement
                                        dated March __, and hereby revokes
                                        any proxy or proxies heretofore
                                        given to vote shares at said
                                        meeting or any adjournment thereof.

Dated _______________, 1999             __________________________________
                                               Signature
(PLEASE DATE, SIGN AND RETURN
THIS PROXY IN THE ENCLOSED              __________________________________
ADDRESSED ENVELOPE)                     Signature if held jointly.  Please
                                        sign exactly as name appears
                                        hereon.

[ ]    Please check this box if you plan to attend the 1999 Annual
       Meeting.
  <PAGE 37>